Exhibit 99.3

M  A  C  K  -  C  A  L  I     R  E  A  L  T  Y     C  O  R  P  O  R  A  T  I  O  N

For Immediate Release

MACK-CALI REALTY CORPORATION

ANNOUNCES SECOND QUARTER 2016 RESULTS

Edison, New Jersey—August 2, 2016—Mack-Cali Realty Corporation (NYSE: CLI) today reported its results for the second quarter 2016.

Recent highlights include:

•	Net income of $0.54 per diluted share;

•	Funds from Operations per diluted share of $0.64; and Core Funds from Operations of $0.55 for the quarter;

•	Raised 2016 Core FFO per share guidance to a range of $2.07 - $2.13;

•	Increased rental rates by 27.3% on a GAAP basis and 17.2% on a cash basis;

•	86.7% leased at quarter end; a 4.4% improvement over second quarter 2015;

•	89.8% leased at quarter-end for Core/Waterfront/Flex properties;

•	660,000 square feet leased in second quarter;

•	Acquired 101 Wood Avenue in Metropark, Iselin, New Jersey;

•	Acquired remaining interest in a 175-unit, multi-family community in East Boston, Massachusetts;

•	Sold three properties for $276 million; and

•	Declared $0.15 per share quarterly common stock dividend.

Michael J. DeMarco, president, commented “Mack-Cali has made great strides in its realignment plans over the last 12 months and our progress is starting to flow through to our quarterly results.  We have made substantial progress on our disposition program and have selectively acquired other properties that have strengthened our positioning in the Waterfront and Metropark submarkets.  We are encouraged with our progress and excited by the opportunities in both our office and multi-family portfolios to extract additional value for our shareholders.”

FINANCIAL HIGHLIGHTS

* All per share amounts presented below are on a diluted basis.

Net income available to common shareholders for the quarter ended June 30, 2016 amounted to $48.4 million, or $0.54 per share, as compared to $35.4 million, or $0.40 per share, for the quarter ended June 30, 2015.    For the six months ended June 30, 2016, net income to common shareholders equaled $110.6 million, or $1.23 per share, as compared to $32.9 million, or $0.37 per share, for the same period last year.  Included in net income for the quarter ended June 30, 2016 was $45.1 million of net gains from property and debt-related transactions (net of noncontrolling interests in Operating Partnership of $5.3 million).  All per share amounts presented above are on a diluted basis.

Funds from operations (FFO) for the quarter ended June 30, 2016 amounted to $64.1 million, or $0.64 per share, as compared to $46.5 million, or $0.46 per share, for the quarter ended June 30, 2015.  For the six months ended June 30, 2016, FFO equaled $112.3 million, or $1.12 per share, as compared to $89.6 million, or $0.89 per share, for the same period last year.

For the second quarter 2016, Core FFO was $0.55 per share after adjusting for a $12 million gain from extinguishment of debt, $2 million in acquisition costs and $0.8 million of dead deal costs, as compared to $0.45 per share for the quarter ended June 30, 2015.  The quarter’s Core FFO per share of $0.55 increased 22.2 percent from the same quarter last year primarily due to increased base rents and lower net property expenses.

OPERATING HIGHLIGHTS

Mack-Cali’s consolidated commercial in-service portfolio was 86.7 percent leased at June 30, 2016, as compared to 87.2 percent leased at March 31, 2016 and an increase of 4.4 percent as compared to June 30, 2015.

For the quarter ended June 30, 2016, the Company executed 74 leases at its consolidated in-service commercial portfolio totaling 660,373 square feet. Of these totals, 154,069 square feet were for new leases and 506,304 square feet were for lease renewals and other tenant retention transactions.  Lease transactions included 270,199 square feet in Core properties, 127,745 square feet in Waterfront properties, 150,786 square feet in Flex properties and 111,643 square feet in Non-Core properties.  Lease spreads on a GAAP basis were 2.2 percent for new leases and 29.9 percent for renewed or retained leases, for an average of 27.3 percent for the quarter.

Mitchell E. Rudin, chief executive officer, commented “Our leasing pace is encouraging. During the quarter, we addressed over 275,000 square feet of our 2017 expirations and anticipate additional progress. As we embark on repositioning Harborside, we continue to attract technology, media and financial services users to this premier waterfront, mixed-use complex, as evidenced by our recent announcement of new leases with Omnicom and Zurich Insurance. These recent leases, along with our previously announced acquisition of 111 River Street in Hoboken, bring our current waterfront presence of 4.9 million square feet to 94.7 percent leased — strongly outperforming the Hudson Waterfront submarket.”

RECENT TRANSACTIONS

In July, the Company announced a series of transactions in the redeployment of disposition proceeds as part of its announced strategic plan. The Company has sold approximately $400 million of assets year to date. Currently, Mack-Cali has contracts out for an additional $250 million of dispositions, $200 million of which it expects to close in the third quarter or early fourth quarter, with the remainder in early 2017. In addition, the Company is currently marketing for sale $200 million in assets for total potential sale proceeds of $850 million. The proceeds from these dispositions is expected to be used to pay down debt, fund development, and purchase suitable acquisitions.

The Company has purchased two class A office assets for approximately $317 million in Hoboken, and Metropark, NJ, totaling approximately 830,000 square feet. Earlier this year, Mack-Cali also acquired three smaller assets for approximately $34 million.

The Company’s acquisitions and dispositions are part of Mack-Cali’s broad-based portfolio realignment announced as part of their strategic plan last September on balance sheet management while focusing on increasing holdings in waterfront and transit-based locations. To achieve this realignment, the Company has set a goal of $750 million in dispositions to help raise capital for reduction in debt, development funding, and key acquisitions.

Also in July, the Company announced that Roseland Residential Trust (“Roseland”), in the second quarter, completed the acquisition of various partners’ interests in Port Imperial on the Hudson River Waterfront and in East Boston, as well as disposition of its subordinated ownership in two Port Imperial communities. In addition, Roseland entered into an agreement to sell Andover Place in Andover, Massachusetts.

BALANCE SHEET/CAPITAL MARKETS

In January 2016, the Company obtained a new $350 million unsecured term loan, which matures in January 2019 with two one-year extension options. The interest rate for the new term loan is currently 140 basis points over LIBOR, subject to adjustment on a sliding scale based on the Company’s unsecured debt ratings, or at the Company’s option, a defined leverage ratio. Mack-Cali entered into interest rate swap arrangements to fix LIBOR for the duration of the term loan. Including costs, the loan provides for a current all-in fixed rate of 3.13 percent. There is no premium or penalty associated with full or partial prepayment of the term loan.

Proceeds from the unsecured term loan were used primarily to repay outstanding borrowings on its $600 million unsecured revolving credit facility, and to repay the Company’s $200 million, 5.8 percent senior unsecured notes that matured on January 15, 2016.

As of June 30, 2016, the Company had total indebtedness of approximately $2.3 billion, with a weighted average annual interest rate of approximately 4.79 percent and a debt-to-undepreciated assets ratio of 40.3 percent. The Company had an interest coverage ratio of 3.4 times for the quarter ended June 30, 2016.

DIVIDENDS

In June, the Company’s Board of Directors declared a cash dividend of $0.15 per common share (indicating an annual rate of $0.60 per common share) for the second quarter 2016, which was paid on July 15, 2016 to shareholders of records as of July 6, 2016.

GUIDANCE/OUTLOOK

The Company expressed comfort with net income, FFO and Core FFO per diluted share for the full year 2016, as follows:

	Full Year
	2016 Range
Net income available to common shareholders	$1.31	—	$1.37
Add (Deduct):
Real estate-related depreciation and amortization on continuing operations	1.90
Gain on change of control of interests	(0.15)
Realized (gains) losses and unrealized losses on disposition of rental property, net	(0.85)
Gain on sale of investment in unconsolidated joint ventures	(0.06)
Funds from operations	$2.15	—	$2.21
Add:
Acquisition-related costs	0.02
Dead deal costs	0.01
Mark-to-market interest rate swap	0.01
Deduct:
Gain from extinguishment of debt	(0.12)
Core funds from operations	$2.07	—	$2.13

These estimates reflect management’s view of current market conditions and certain assumptions with regard to rental rates, occupancy levels and other assumptions/projections. Actual results could differ from these estimates.

CONFERENCE CALL/SUPPLEMENTAL INFORMATION

An earnings conference call with management is scheduled for August 3, 2016 at 10:00 a.m. Eastern Time, which will be broadcast live via the Internet at:

http://phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=96021&eventID=5232618

The live conference call is also accessible by calling (719) 325-2463 and requesting the Mack-Cali conference call.

The conference call will be rebroadcast on Mack-Cali’s website at https://www.mack-cali.com/investors/events-presentations/ beginning at 2:00 p.m. Eastern Time on August 3, 2016 through August 10, 2016.

A replay of the call will also be accessible during the same time period by calling (719) 457-0820 and using the pass code 6464818.

Copies of Mack-Cali’s Form 10-Q and Supplemental Operating and Financial Data are available on Mack-Cali’s website, as follows:

Second Quarter 2016 Form 10-Q:

https://www.mack-cali.com/media/944543/2ndquarter10q16.pdf

Second Quarter 2016 Supplemental Operating and Financial Data:

https://www.mack-cali.com/media/944546/2ndquartersp16.pdf

Second Quarter 2016 Supplemental Operating and Financial Data for Roseland Residential Platform:

https://www.mack-cali.com/media/944549/2ndquartersp16Roseland.pdf

In addition, these items are available upon request from:

Mack-Cali Investor Relations Department - Deidre Crockett

343 Thornall Street, Edison, New Jersey 08837-2206

(732) 590-1025

INFORMATION ABOUT FFO

Funds from operations (“FFO”) is defined as net income (loss) before noncontrolling interests of unitholders, computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from depreciable rental property transactions, and impairments related to depreciable rental property, plus real estate-related depreciation and amortization. The Company believes that FFO per share is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that as FFO per share excludes the effect of depreciation, gains (or losses) from sales of properties and impairments related to depreciable rental property (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO per share can facilitate comparison of operating performance between equity REITs.

FFO per share should not be considered as an alternative to net income available to common shareholders per share as an indication of the Company’s performance or to cash flows as a measure of liquidity.  FFO per share presented herein is not necessarily comparable to FFO per share presented by other real estate companies due to the fact that not all real estate companies use the same definition. However, the Company’s FFO per share is comparable to the FFO per share of real estate companies that use the current definition of the National Association of Real Estate Investment Trusts (“NAREIT”). A reconciliation of net income per share to FFO per share is included in the financial tables accompanying this press release.

Core FFO is defined as FFO, as adjusted for certain items to facilitate comparative measurement of the Company’s performance over time.  Core FFO is presented solely as supplemental disclosure that the Company’s management believes provides useful information to investors and analysts of its results, after adjusting for certain items to facilitate comparability of its performance from period to period. Core FFO is a non-GAAP financial measure that is not intended to represent cash flow and is not indicative of cash flows provided by operating activities as determined in accordance with GAAP.  As there is not a generally accepted definition established for Core FFO, the Company’s measures of Core FFO may not be comparable to the Core FFO reported by other REITs.  A reconciliation of net income per share to Core FFO in dollars and per share is included in the financial tables accompanying this press release.

ABOUT MACK-CALI REALTY CORPORATION

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets.  Mack-Cali provides its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

The information in this press release must be read in conjunction with, and is modified in its entirety by, the Quarterly Report on Form 10-Q (the “10-Q”) filed by the Company for the same period with the Securities and Exchange Commission (the “SEC”) and all of the Company’s other public filings with the SEC (the “Public Filings”). In particular, the financial information contained herein is subject to and qualified by reference to the financial statements contained in the 10-Q, the footnotes thereto and the limitations set forth therein. Investors may not rely on the press release without reference to the 10-Q and the Public Filings.

We consider portions of this report, including the documents incorporated by reference, to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of such act.  Such forward-looking statements relate to, without limitation, our future economic performance, plans and objectives for future operations and projections of revenue and other financial items.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue” or comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved.  Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements.

Contact:	Michael J. DeMarco	Anthony Krug	Deidre Crockett
	President	Chief Financial Officer	Director of Investor Relations
	(732) 590-1589	(732) 590-1030	(732) 590-1025
	mdemarco@mack-cali.com	tkrug@mack-cali.com	dcrockett@mack-cali.com

Mack-Cali Realty Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
REVENUES
Base rents	$124,223	$121,246	$250,610	$245,039
Escalations and recoveries from tenants	14,110	15,842	29,071	34,241
Real estate services	6,469	7,401	13,281	15,045
Parking income	3,532	2,850	6,688	5,392
Other income	893	1,228	2,500	2,565
Total revenues	149,227	148,567	302,150	302,282

EXPENSES
Real estate taxes	22,418	21,410	45,644	43,862
Utilities	10,953	13,399	24,531	30,974
Operating services	24,024	25,844	50,756	54,072
Real estate services expenses	6,211	6,208	13,057	12,847
General and administrative	12,755	11,877	25,004	22,888
Acquisition-related costs	2,039	111	2,039	111
Depreciation and amortization	43,459	42,365	86,522	83,167
Total expenses	121,859	121,214	247,553	247,921
Operating income	27,368	27,353	54,597	54,361

OTHER (EXPENSE) INCOME
Interest expense	(22,932)	(26,773)	(47,925)	(53,988)
Interest and other investment income (loss)	146	291	(523)	558
Equity in earnings (loss) of unconsolidated joint ventures	(614)	(2,329)	(2,168)	(5,858)
Gain on change of control of interests	5,191	—	15,347	—
Realized gains (losses) and unrealized losses on disposition of rental property, net	27,117	34,399	85,717	34,543
Gain on sale of investment in unconsoidated joint venture	5,670	6,448	5,670	6,448
Gain from extinguishment of debt	12,420	—	12,420	—
Total other income (expense)	26,998	12,036	68,538	(18,297)
Net income	54,366	39,389	123,135	36,064
Noncontrolling interest in consolidated joint ventures	(311)	373	395	863
Noncontrolling interest in Operating Partnership	(5,662)	(4,383)	(12,946)	(4,069)
Net income available to common shareholders	$48,393	$35,379	$110,584	$32,858

Basic earnings per common share:
Net income available to common shareholders	$0.54	$0.40	$1.23	$0.37

Diluted earnings per common share:
Net income available to common shareholders	$0.54	$0.40	$1.23	$0.37

Basic weighted average shares outstanding	89,740	89,244	89,731	89,218

Diluted weighted average shares outstanding	100,401	100,314	100,359	100,313

Mack-Cali Realty Corporation

Statements of Funds from Operations

(in thousands, except per share/unit amounts) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net income available to common shareholders	$48,393	$35,379	$110,584	$32,858
Add (deduct): Noncontrolling interest in Operating Partnership	5,662	4,383	12,946	4,069
Real estate-related depreciation and amortization on continuing operations (a)	48,042	47,634	95,501	93,665
Gain on change of control of interests	(5,191)	—	(15,347)	—
Realized (gains) losses and unrealized losses on disposition of rental property, net	(27,117)	(34,399)	(85,717)	(34,543)
Gain on sale of investment in unconsolidated joint venture	(5,670)	(6,448)	(5,670)	(6,448)
Funds from operations available to common shareholders (b)	$64,119	$46,549	$112,297	$89,601

Diluted weighted average shares/units outstanding (c)	100,401	100,314	100,359	100,313

Funds from operations per share/unit-diluted	$0.64	$0.46	$1.12	$0.89

Dividends declared per common share	$0.15	$0.15	$0.30	$0.30

Dividend payout ratio:
Funds from operations-diluted	23.49%	32.33%	26.81%	33.59%

Supplemental Information:
Non-incremental revenue generating capital expenditures:
Building improvements	$4,138	$7,763	$8,506	$14,562
Tenant improvements & leasing commissions (d)	$16,271	$6,188	$26,809	$11,409
Tenant improvements & leasing commissions on space vacant for more than a year	$13,470	$10,185	$29,931	$17,324
Straight-line rent adjustments (e)	$4,592	$56	$6,953	$(83)
Amortization of (above)/below market lease intangibles, net (f)	$276	$194	$445	$425
Non real estate depreciation and amortization	$187	$243	$412	$486
Amortization of deferred financing costs	$1,180	$948	$2,349	$1,901

(a)                       Includes the Company’s share from unconsolidated joint ventures of $4,768 and $5,512 for the three months ended June 30, 2016 and 2015, respectively, and $9,389 and $10,983 for the six months ended June 30, 2016 and 2015, respectively. Excludes non-real estate-related depreciation and amortization of $187 and $243 for the three months ended June 30, 2016 and 2015, respectively, and $412 and $485 for the six months ended June 30, 2016 and 2015 and depreciation expense allocable to the Company’s noncontrolling interest in consolidated joint ventures of $104 and $151 for the three months ended June 30, 2016 and 2015, respectively and $255 and $302 for the six months ended June 30, 2016 and 2015, respectively.

(b)                       Funds from operations is calculated in accordance with the definition of FFO of the National Association of Real Estate Investment Trusts (NAREIT). See “Information About FFO” in this release.

(c)                        Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common units into common shares (10,499 and 11,028 shares for the three months ended June 30, 2016 and 2015, respectively, and 10,504 and 11,051 shares for the six months ended June 30, 2016 and 2015, respectively), plus dilutive Common Stock Equivalents (i.e. stock options).

(d)                       Excludes expenditures for tenant spaces that have not been owned for at least a year.

(e)                        Includes the Company’s share from unconsolidated joint ventures of $(20) and $362 for the three months ended June 30, 2016 and 2015, respectively, and $149 and $538 for the six months ended June 30, 2016 and 2015, respetively.

(f)                         Includes the Company’s share from unconsolidated joint ventures of $95 and $114 for the three months ended June 30, 2016 and 2015, respectively, and $190 and $238 for the six months ended June 30, 2016 and 2015, respetively.

Mack-Cali Realty Corporation

Statements of Funds from Operations per Diluted Share

(amounts are per diluted share, except share counts in thousands) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net income available to common shareholders	$0.54	$0.40	$1.23	$0.37
Add (deduct): Real estate-related depreciation and amortization on continuing operations (a)	0.48	0.47	0.95	0.93
Gain on change of control of interests	(0.05)	—	(0.15)	—
Realized (gains) losses and unrealized losses on disposition of rental property, net	(0.27)	(0.34)	(0.85)	(0.34)
Gain on sale of investment in unconsolidated joint venture	(0.06)	(0.06)	(0.06)	(0.06)
Noncontrolling interest/rounding adjustment	—	(0.01)	—	(0.01)
Funds from operations (b)	$0.64	$0.46	$1.12	$0.89

Add:
Acquisition-related costs	$0.02	—	$0.02	—
Dead deal costs	0.01	—	0.01	—
Mark-to-market interest rate swap	—	—	0.01	—
Deduct:				—
Net real estate tax proceeds	—	$(0.02)	—	(0.02)
Gain from extinguishment of debt	(0.12)	—	(0.12)	—
Noncontrolling interest/rounding adjustment	—	0.01	—	—
Core FFO	$0.55	$0.45	$1.04	$0.87

Diluted weighted average shares/units outstanding (c)	100,401	100,314	100,359	100,313

(a)      Includes the Company’s share from unconsolidated joint ventures of $0.05 and $0.05 for the three months ended June 30, 2016 and 2015, respectively, and $0.09 and $0.11 for the six months ended June 30, 2016 and 2015, respectively.

(b)      Funds from operations is calculated in accordance with the definition of FFO of the National Association of Real Estate Investment Trusts (NAREIT). See “Information About FFO” in this release.

(c)       Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common units into common shares (10,499 and 11,028 shares for the three months ended June 30, 2016 and 2015, respectively, and 10,504 and 11,051 shares for the six months ended June 30, 2016 and 2015, respectively), plus dilutive Common Stock Equivalents (i.e. stock options).

Mack-Cali Realty Corporation

Consolidated Balance Sheets

(in thousands, except per share amounts) (unaudited)

	June 30,	December 31,
	2016	2015
Assets
Rental property
Land and leasehold interests	$709,335	$735,696
Buildings and improvements	3,691,074	3,648,238
Tenant improvements	371,920	408,617
Furniture, fixtures and equipment	17,997	15,167
	4,790,326	4,807,718
Less — accumulated depreciation and amortization	(1,393,073)	(1,464,482)
	3,397,253	3,343,236
Rental property held for sale, net	73,190	—
Net investment in rental property	3,470,443	3,343,236
Cash and cash equivalents	29,457	37,077
Investments in unconsolidated joint ventures	315,200	303,457
Unbilled rents receivable, net	104,523	120,246
Deferred charges, goodwill and other assets, net	253,233	203,850
Restricted cash	34,891	35,343
Accounts receivable, net of allowance for doubtful accounts of $1,225 and $1,407	5,793	10,754

Total assets	$4,213,540	$4,053,963

Liabilities and Equity
Senior unsecured notes	$1,064,942	$1,263,782
Unsecured term loan, net	347,590	—
Revolving credit facility	75,000	155,000
Mortgages, loans payable and other obligations, net	769,423	726,611
Dividends and distributions payable	15,144	15,582
Accounts payable, accrued expenses and other liabilities	141,664	135,057
Rents received in advance and security deposits	49,180	49,739
Accrued interest payable	15,917	24,484
Total liabilities	2,478,860	2,370,255
Commitments and contingencies

Equity:
Mack-Cali Realty Corporation stockholders’ equity:
Common stock, $0.01 par value, 190,000,000 shares authorized, 89,650,590 and 89,583,950 shares outstanding	897	896
Additional paid-in capital	2,573,173	2,570,392
Dividends in excess of net earnings	(1,031,922)	(1,115,612)
Accumulated other comprehensive loss	(8,283)	—
Total Mack-Cali Realty Corporation stockholders’ equity	1,533,865	1,455,676

Noncontrolling interests in subsidiaries:
Operating Partnership	179,613	170,891
Consolidated joint ventures	21,202	57,141
Total noncontrolling interests in subsidiaries	200,815	228,032

Total equity	1,734,680	1,683,708

Total liabilities and equity	$4,213,540	$4,053,963